Exhibit (d)(3)

South Tower | 3877 Fairfax Ridge Road | Fairfax, Virginia 22030

703.460.2500 | 703.460.2599 Fax

www.webmethods.com

January 30, 2007

Software AG

Uhlandstrasse 12

64297 Darmstadt, Germany

Ladies/Gentlemen:

In connection with the consideration of a possible transaction (a “Transaction”), between Software AG., a German corporation and webMethods, Inc., a Delaware corporation, each such party (as such, the “disclosing party”) is prepared to make available to the other party (as such the “receiving party”), following execution of this letter agreement, certain information concerning the disclosing party and the disclosing party’s business, financial condition, prospects, operations, assets and liabilities.  As a condition to, and in consideration of, such information being furnished to each party and its directors, officers, employees, subsidiaries, affiliates, agents, advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) or financing sources (collectively, “Representatives”), each party agrees to treat such information (whether prepared by the disclosing party, its Representatives or otherwise and irrespective of the form of communication) which is furnished to such party or its Representatives before or after the date hereof by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party or its Representatives pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this letter agreement, (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information or (iv) was independently developed by the receiving party without reference to the Evaluation Material or breach of this letter agreement.

Subject to the terms of this agreement, each party hereby agrees that it and its Representatives shall (i) hold the disclosing party’s Evaluation Material in strict confidence and take reasonable precautions to protect such Evaluation Material from disclosure (including. without limitation, taking all precautions receiving party employs with respect to its own confidential materials of a similar nature), (ii) not use the Evaluation Material for any purpose other in connection with its evaluation of the Transaction; (iii) not disclose any of the Evaluation Material of the disclosing party in any manner whatsoever, except as may be required by law or court order subject to the provisions set forth below; and (iv) not to reverse engineer any such Proprietary Information; provided, however, that (x) other than as provided in the next paragraph, the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and (y) the receiving party may disclose any of such information to its Representatives who need to know such information.  Any Representative given access to any Evaluation Material shall be informed of the obligations contained herein and the receiving party will ensure that the Evaluation Material is subject to the terms of a pre-existing or new confidentiality or proprietary rights agreement between the receiving party and Representative that are comparable to and no less restrictive than those set forth in this letter agreement, or that the Representative is subject to a professional or ethical duty to maintain the confidentiality of the Evaluation Material.

In the event that the receiving party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable statute, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material of the disclosing party, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement and a copy of such request so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and the receiving party and its Representatives shall reasonably cooperate with the Disclosing Party in attempting to limit or prevent such required disclosure or have appropriate protections imposed on such disclosed Evaluation Material.  In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this letter agreement, the receiving party or its Representatives will use reasonable efforts to disclose only that portion of the Evaluation Material that is legally required to be disclosed and to ensure that all Evaluation Material so disclosed will be accorded confidential treatment.  In the event that the receiving party or its Representatives shall have complied with the provisions of this letter agreement, the disclosing party agrees that such disclosures may be made by the receiving party or its Representatives without any liability hereunder.

Except to the extent required by law or as otherwise provided in this letter agreement, neither party shall disclose the existence or subject matter or the negotiations or transaction contemplated by this letter agreement without the consent of the other party.

Each party hereby acknowledges that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, each party agrees that, except as required by law, stock exchange rules or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact the Evaluation Material of the other party has been made available to it, that discussions or negotiations are taking place concerning a possible Transaction between the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof).  The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

Without the other party’s prior written consent, neither party will (and each will ensure that is “affiliates” as defined in Rule 12b-2 under the Exchange Act will not) for a period of 18 months from the date hereof: (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the other party ( the “target party”), or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, Board of Directors or policies of the target party; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the target party or any of its subsidiaries; (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Securities of the target party; (v) make any proposal or any statement regarding any proposal, whether written or oral, to the Board of Directors of the other party or any director or officer of the target party, or otherwise make any public announcement or proposal whatsoever, with respect to the Transaction or any other transaction or proposed transaction between the parties, any of its respective security holders or any of its respective affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the target party’s Board of

Directors or its designated Representatives shall have requested in advance the submission of such proposal (provided, that a requesting party may notify an executive officer of the target party that it wishes to receive such a request from the target party’s Board of Directors or its designated Representatives, so long as such notification is delivered in a non-public manner only to such an executive officer and includes only the desire to receive a request and no indication of the proposal that would be presented following such request), (b) such proposal is directed to the target party’s Board of Directors or its designated Representatives, and (c) any public announcement with respect to such proposal is approved in advance by the target party’s Board of Directors; (vi) make a request in any form that the prohibitions of this paragraph be waived or that the target party take any action which would permit the requesting party to take any of the actions described in this paragraph; or (vii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; provided, that each of the restrictions contained in this paragraph (the “Standstill”) shall lapse at such time as (x) the target party enters into an agreement contemplating the acquisition of at least 50% of its outstanding equity securities or all or substantially all its assets with any person not affiliated with the target party, or (y) a person not affiliated with the target party has commenced a tender offer to acquire at least 50% of the target party’s outstanding equity securities or undertaken a proxy contest that would if successful result in a change of control of the target party’s Board of Directors.  This Standstill may be reinstated by notice from the target party upon the termination or expiration of such tender offer or proxy contest, if and only if the other party has not prior to such time publicly announced a competitive response to such transaction, tender offer or proxy contest.  In no event shall the Standstill be in force more than 18 months after the date of this Agreement.

At any time, upon the written request of the disclosing party for any reason, the receiving party will promptly deliver to the disclosing party, or destroy at the election of the disclosing party, all Evaluation Material (and all copies thereof); provided that any destruction shall be certified by a duly authorized Representative of the receiving party.  Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder.  From and after the date hereof and for a period of one (1) year hereafter, neither of the parties nor any of their affiliates shall, directly or indirectly, themselves or in conjunction with any other person or entity, hire, employ or specifically solicit any person who is at that time, an employee of the other party or its affiliates; provided, however, that the foregoing provision will not prevent either party from hiring any such person responding to a general, non-targeted advertisement for employment.

Each party understands and acknowledges that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or stockholders) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  Each party agrees that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or stockholders) shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

To the extent that the Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Evaluation Material shall remain entitled to all protection under these privileges, this letter agreement, and under the joint defense doctrine.  Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

Each party understands and agrees that no contract of agreement providing for any Transaction shall be deemed to exist between the parties unless and until a definitive agreement regarding the Transaction (the “Definitive Agreement”) has been executed and delivered, and both parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until the parties shall have entered into the Definitive Agreement.  Each party also agrees that unless and until the Definitive Agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

The provisions of this letter agreement cannot be amended or waived except with the written consent of each of the parties hereto.  It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including injunctive relief to prevent breaches of the provisions of this letter agreement by the other party, without the necessity of providing actual damages or of posting any bond, and specific performance, as a remedy for any such breach.

Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available by law or equity.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof.  This letter agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith.  No covenant or condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement.  No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this letter agreement.  This letter agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this letter agreement be binding on any party unless in writing signed by the parties hereto.  No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Each party hereby consents and agrees to the exclusive jurisdiction and venue of the federal and state courts located within the State of Delaware for the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this letter agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement.

Very truly yours,

webMethods, Inc.

		By:	/s/ Douglas McNitt
Name: Douglas McNitt
Title: Executive Vice President

Accepted and agreed as of
the date first written,

Software AG
a German corporation

By:	/s/Arnd Zinnhardt		/s/ Christine Schwab
	Arnd Zinnhardt		Christine Schwab
	CFO		Corporate Counsel